EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Blue Owl Capital Inc. dated as of May 28, 2021 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Blue Pool Capital Limited
By:	/s/ Henry Li
Name:	Henry Li
Title:	Partner and General Counsel

Blue Pool Management Ltd.
By:	/s/ Henry Li
Name:	Henry Li
Title:	Attorney-in-fact for each of Oliver Paul Weisberg and Henry Li, Directors of Blue Pool Management Ltd.

Oliver Paul Weisberg
By:	/s/ Henry Li
Name:	Henry Li
Title:	Attorney-in-fact